UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 23, 2011 (December 20, 2011)

TrustCo Bank Corp NY
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

New York	0-10592	14-1630287
State of Other Jurisdiction or Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5 SARNOWSKI DRIVE
GLENVILLE, NEW YORK 12302
(Address of Principal Executive Offices)

(518) 377-3311
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2011, the compensation committee and the full board of directors of TrustCo Bank Corp NY (“TrustCo”) and Trustco Bank took certain actions under the Executive Officer Incentive Plan for the 2012 plan year. These actions included (i) adopting weighted performance goals and bonus levels, to be measured against a peer group, with each measure being given specific weighting (return on average assets 15%, return on average equity 35%, efficiency ratio 35% and nonperforming assets to total assets 15%). The board selected these four measurement criteria because they represent a broad range of the performance of the company as a whole rather than on one specific performance measurement, and (ii) adding certain senior vice presidents, who may include TrustCo’s “named executive officers,” as participants in the plan. For 2012, the peer group is defined as those New York, New Jersey and Florida-based banks and thrifts  with assets of $2 billion to $10 billion as of September 30, 2012.  No incentive award will be given for that particular measure if TrustCo’s performance measure is under the peer group median. Larger bonuses will be paid for better performance, as specifically defined in the Executive Officer Incentive Plan, compared to the peer group for each performance measure, subject to a maximum bonus to equal 40% of the executive officer’s base salary.

Item 8.01. Other Events

On December 20, 2011, the board of directors of TrustCo, upon the recommendation of its Nominating and Corporate Governance Committee, revised the stock ownership provisions of TrustCo’s corporate governance guidelines. Under the beneficial ownership guidelines as revised, TrustCo’s chief executive officer should beneficially own 350,000 shares (including options) of TrustCo stock, and executive vice presidents should beneficially own 250,000 shares (including options) of TrustCo stock. The guidelines for members of senior management are expected to be achieved within four years of each officer’s appointment.  The beneficial ownership requirement of 10,000 shares for directors within four years of appointment remained the same.

Further, as previously announced, TrustCo’s Board of Directors selects its chairman from among the independent members of the board, with each chairman so selected to serve as a non-executive chairman for a one year term. Upon the recommendation of the board’s Nominating and Corporate Governance Committee, William Powers has been elected chairman of the board effective January 1, 2012 to serve a term ending upon the earlier of December 31, 2012 or the date the board elects a successor chairman. William Purdy is the current chairman of the board; his term as chairman expires on December 31, 2011. The committee assignments (if any), class assignments and terms of office as directors of Mr. Powers and Mr. Purdy have not changed.

TRUSTCO BANK CORP NY

	By:	/s/ Robert T. Cushing
Robert T. Cushing
Executive Vice President and Chief Financial Officer

Date: December 23, 2011